                                                                     EXHIBIT 5.1
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                                 April 2, 1998


Integrated Packaging Assembly Corporation
2221 Oakland Road
San Jose, CA  95131

   RE:    REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

   We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 3, 1998, in connection with the registration under the Securities Act of 1933, as amended, of 250,000 shares of Common Stock (the "Shares") to be issued under the Company's Nonstatutory Stock Plan (the "Plan").

   As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan, and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

   We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                              Sincerely,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation

                              /s/ WILSON SONSINI GOODRICH & ROSATI